AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 4th day of December, 2025, is between Teachers Insurance and Annuity Association of America (“TIAA”), a New York domestic stock life insurer and TIAA-CREF Life Insurance Company (“TC Life”), a New York domestic stock life insurer.

W I T N E S S E T H:

WHEREAS, TIAA and TC Life have determined that it would be in their respective best interests and the best interests of their respective shareholders to effect the transactions contemplated by this Agreement; and

WHEREAS, in furtherance thereof, the respective Boards of Trustees and the sole shareholders of each of TIAA and TC Life have duly approved the merger of TC Life with and into TIAA upon the terms and subject to the conditions of this Agreement (the “Merger”).

NOW, THEREFORE, in order to effect the transactions contemplated by this Agreement and in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

Section 1.  The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the provisions of this Agreement and the New York Insurance Law (the “NYIL”), TC Life shall be merged with and into TIAA in accordance with Article 71 of the NYIL, and the separate existence of TC Life shall thereupon cease, and TIAA, which shall be and which is hereinafter sometimes referred to as the “Surviving Company,” shall continue its corporate existence under the laws of the State New York under the name “Teachers Insurance and Annuity Association of America.”

(b)  As soon as is practicable after the satisfaction or, if permitted, waiver of the conditions set forth in Section 3 hereof, the parties hereto shall cause the Merger to be consummated by delivering to the office of the clerk of each county in the State of New York in which TIAA and TC Life maintain their principal offices a copy of this Agreement with the approval of the Superintendent of the New York State Department of Financial Services (the “Superintendent”) endorsed thereon and such other documents in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the NYIL. The Merger shall become effective on the later of (i) December 31, 2025 at 5:00 p.m., Eastern Time or (ii) the date on which a copy of this Agreement with the approval of the Superintendent endorsed thereon has been filed with each county clerk’s office (as described above) (the “Effective Time”).

(c)  From and after the Effective Time, the Merger shall have all of the effects set forth in the NYIL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the NYIL, all of the properties, rights, privileges, powers, franchises and interests of TIAA and TC Life, in and to every species of property, real, personal and mixed, and things in action thereunto belonging to TIAA and TC Life, shall be deemed to be transferred and to vest in the Surviving Company, without any other deed or transfer, and simultaneously therewith, all of the debts, liabilities and duties of TIAA and TC Life shall be

Confidential (C)

deemed to have become the debts, liabilities and duties of the Surviving Company. All policies of insurance issued by either TIAA or TC Life shall, as of the Effective Time, become or remain policies of insurance of the Surviving Company.

(d)  The existing charter of TIAA, attached hereto as Exhibit A, shall be the charter of the Surviving Company from and after the Effective Time until thereafter amended in accordance with the provisions thereof and the NYIL.

(e)  The existing bylaws of TIAA, attached hereto as Exhibit B, shall be the bylaws of the Surviving Company from and after the Effective Time until altered, amended or repealed as provided therein or in the charter of the Surviving Company and the NYIL.

(f)  As of the Effective Time, the Board of Trustees and the officers of the Surviving Company shall be the then serving trustees and officers of TIAA, to serve until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

Section 2.  Treatment of Shares. (a) Each issued and outstanding share of TIAA shall not be affected by the Merger and shall continue to be outstanding at and after the Effective Time without any change and shall continue as a share of the Surviving Corporation.

(b)  At the Effective Time, all outstanding shares of the capital stock of TC Life shall be cancelled without consideration and retired and shall cease to exist.

Section 3.  Conditions Precedent to Merger. The respective obligations of TIAA and TC Life to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)  This Agreement shall have been approved and adopted by the affirmative vote representing at least two-thirds of all the shares of TIAA and TC Life, respectively, in accordance with the terms of the NYIL and the bylaws of each of TIAA and TC Life.

(b)  All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority including, but not limited to, the Superintendent, required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

(c)  All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which TIAA or TC Life is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent or alter the effect of the consummation of the Merger or would be material to the Surviving Company, shall have been obtained.

(d)  No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the Merger and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, promulgated or enforced by any United States court or governmental authority of competent jurisdiction which prohibits the consummation of the Merger.

(e)  No litigation shall be pending which seeks to enjoin, prohibit or in any way restrict the consummation of the Merger, or alter the effect thereof.

Section 4.  Further Assurances. From time to time, as and when requested by TIAA, TC Life shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as TC Life may deem necessary or desirable in order to vest in and confirm to the Surviving Company and its successors and assigns, title to and possession of all the properties, rights, privileges, powers and franchises referred to in Section 1(c) hereof and otherwise to carry out the intent and purposes of this Agreement. From time to time, as and when necessary, the Surviving Company shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as are necessary or desirable in order to assume or otherwise comply with the outstanding debts, liabilities, duties or other obligations of TC Life.

Section 5.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 6.  No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.  Amendments. At any time before or after the approval and adoption of this Agreement by the respective shareholders of TIAA and TC Life, respectively, but prior to the Effective Time, this Agreement may be amended in matters of form or substance, or supplemented by additional agreements, articles or certificates, to the extent permitted by the NYIL and any other applicable governmental authority, as may be determined in the judgment of the Boards of Trustees of TIAA and TC Life to be necessary, desirable or expedient to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the consummation hereof and the Merger provided for herein, in accordance with the purpose and intent of this Agreement.

Section 8.  Termination and Abandonment. At any time prior to the Effective Time, the Boards of Trustees of TIAA and TC Life may cause the Merger and the transactions contemplated by this Agreement to be abandoned or delayed if such Boards of Trustees determine that such abandonment or delay would be in the best interests of TIAA and TC Life and their respective shareholders. In the event of the termination and abandonment of this Agreement and the Merger pursuant to the preceding sentence, this Agreement shall become void and have no effect, without any liability on the part of either of TIAA or TC Life or their shareholders, trustees or officers in respect thereof.

Section 9.  No Compensation In Connection With Merger. No trustee or officer of either TIAA or TC Life or any parent corporation or subsidiary corporation shall receive any fee, commission, compensation or other valuable consideration (other than regular salary or other compensation earned in carrying out his or her normal duties) directly or indirectly for aiding, promoting or assisting in the Merger.

Section 10.  Interpretation; Descriptive Headings. (a) For purposes of this Agreement, the words “hereof,” “herein” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(b)  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

Section 11.  Counterparts. This Agreement may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 12.  Expenses. In the event that the Merger is not effectuated, each of TIAA or TC Life shall be responsible for all expenses in respect of this Agreement incurred by or attributable to it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Thasunda Brown Duckett
Name:	Thasunda Brown Duckett
Title:	President

ATTEST:

By:	/s/ Derek Brandon Dorn	(Corporate Seal)
Name:	Derek Brandon Dorn
Title:	Secretary

TIAA-CREF LIFE INSURANCE COMPANY

By:	/s/ Mohammad Ali Iqbal
Name:	Mohammad Ali Iqbal
Title:	President

ATTEST:

By:	/s/ Wayne Aggrey Agard	(Corporate Seal)
Name:	Wayne Aggrey Agard
Title:	Secretary

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